Exhibit 1.1

BYLAWS

of

CORPBANCA

RESTATED TEXT

AS OF

SEPTEMBER 2014

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CORPBANCA

SOCIEDAD ANÓNIMA (STOCK CORPORATION)

was duly incorporated as evidenced in public deed executed on August 7, 1871 before the Notary Public of Concepción, Nicolás Peña, authorized by Decreto Supremo (Supreme Decree) dated September 6, 1871 and amended by the following public deeds: the public deed executed on December 27, 1905, before the Notary Public Edmundo Larenas, approved by Decreto Supremo (Supreme Decree) enacted May 31, 1906; the public deed executed on April 29, 1910 before the Notary Public Edmundo Larenas, approved by Supreme Decree enacted September 23, 1910; the public deed executed on December 01, 1911, before the Notary Public Félix A. Larenas, approved by Supreme Decree enacted January 10, 1912; the public deed executed on November 15, 1916, before the Notary Public, Eduardo Cuevas, approved by Supreme Decree enacted December 20, 1916; the public deed executed June 22, 1920 before the Notary Public VÍctor Vargas, approved by Supreme Decree enacted August 24, 1920; the public deed executed September 8, 1922 before the Notary Public Victor Vargas, ; the public deed executed November 30, 1922 before the Notary Public Victor Vargas; the public deed executed on October 7, 1936 before the Notary Public, Diego Arce, approved by Supreme Decree enacted December 30, 1936; the public deed executed on January 24, 1938 before the Notary Public Diego Arce approved by Supreme Decree enacted February 22, 1938; the public deed executed on January 20, 1940 before the Notary Public Diego Arce approved by Supreme Decree enacted April 22, 1940; the public deed executed on January 20, 1942 before the Notary Public Diego Arce approved by Supreme Decree enacted March 4, 1942; the public deed executed on December 23, 1942 before the Notary Public Diego Arce approved by Supreme Decree enacted February 16, 1943; the public deed executed on February 1, 1944 before the Notary Public Diego Arce approved by Supreme Decree enacted April 21, 1944; the public deed executed on August 3, 1944 before the Notary Public Diego Arce approved by Supreme Decree enacted April 21, 1944; the public deed executed on August 03, 1944 before the Notary Public Diego Arce approved by Supreme Decree enacted September 8, 1944; the public deed executed on August 09, 1945 before the Notary Public Fernando Salamanca approved by Supreme Decree enacted October 5, 1945; the public deed executed on July 29, 1946 before the Notary Public Fernando Salamanca approved by Supreme Decree enacted September 06, 1946; the public deed executed on December 07, 1949 before the Notary Public José Mateo Silva approved by Supreme Decree enacted February 03, 1950; the public deed executed on December 26, 1950 before the Notary Public José Mateo Silva approved by Supreme Decree enacted February 28, 1951; the public deed executed on

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November 17, 1952 before the Notary Public José Mateo Silva approved by Supreme Decree enacted February 03, 1953; the public deed executed on July 22, 1953 before the Notary Public José Mateo Silva approved by Supreme Decree enacted November 11, 1953; the public deed executed on July 24, 1954 before the Notary Public José Mateo Silva approved by Supreme Decree enacted October 7, 1954; the public deed executed on October 03, 1956, before the Notary Public José Mateo Silva approved by Supreme Decree enacted December 18, 1956; the public deed executed on October 28, 1957 before the Notary Public José Mateo Silva approved by Supreme Decree enacted January 28, 1958; the public deed executed on October 28, 1957 before the Notary Public José Mateo Silva approved by Supreme Decree enacted [sic]; the public deed executed on November 12, 1958 before the Notary Public José Mateo Silva approved by Supreme Decree enacted December 12, 1958, the public deed executed on April 18, 1960 before the deputy Notary Public Ernesto González, in lieu of the regular Notary Public José Mateo Silva, and the public deed executed on May 10, 1960 before the Notary Public of Santiago, Javier Echeverría, approved by Supreme Decree enacted July 01, 1960; the public deed executed on February 12, 1963 before the Notary Public José Mateo Silva, approved by Supreme Decree enacted March 22, 1963; the public deed executed on February 02, 1965 before the Notary Public Humberto Faúndez, approved by Supreme Decree enacted on April 06, 1965; the public deed executed on January 31, 1966 before the Notary Public Humberto Faúndez, approved by Resolution passed by the Ministerio de Hacienda (Chilean Ministry of Finance) on April 15, 1966; the public deed executed on August 02, 1966 before the Notary Public Humberto Faúndez approved by Resolution passed by the Ministerio de Hacienda (Chilean Ministry of Finance) on October 05, 1966; the public deed executed on January 31, 1969 before the Notary Public Humberto Faúndez Rivera, approved by Resolution No. 278 dated April 11, 1969; the public deed executed on February 5, 1970 before the Notary Public Humberto Faúndez Rivera approved by Decree No. 212 enacted by the Ministerio de Hacienda (Ministry of Finance) on April 6, 1970; the public deed executed on August 04, 1970 before the Notary Public Humberto Faúndez Rivera, approved by Resolution No. 21 passed by the Superintendencia de Bancos (Chilean Banks’ Superintendent) on October 23, 1970; the public deed executed on June 5, 1972 before the before the Notary Public Humberto Faúndez Rivera, approved by Resolution No. 21 passed by the Superintendencia de Bancos (Chilean Superintendent of Banks);the public deed executed on June 5, 1972, before the Notary Public Humberto Faúndez Rivera, approved by Resolution No. 23 passed by the Superintendencia de Bancos (Chilean Superintendent of Banks) on June 27, 1972; the public deed executed on April 23, 1975 before the Notary Public of Valdivia René Martínez M., approved by Resolution No. 14 passed by the Superintendencia de Bancos (Chilean

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Superintendent of Banks) on May 1975; the public deed executed on November 10, 1976 before the Notary Public Humberto Faúndez Rivera, approved by Resolution No. 116 passed by the Superintendencia de Bancos (Chilean Superintendent of Banks) on November 29, 1976; the public deeds executed on September 17, 1979 and on November 12, 1979 before the before the Notary Public Humberto Faúndez Rivera, approved by Resolution No. 202 passed by the Superintendencia de Bancos (Chilean Superintendent of Banks) on November 26, 1979; the public deed executed on August 26, 1980, before the Notary Public Humberto Faúndez Rivera, approved by Resolution No. 137 passed on September 15, 1980 by the Superintendencia de Bancos e Instituciones Financieras (Chilean Superintendent of Banks and Financial Institutions); the public deed executed on April 16, 1982 before the Notary Public Gonzalo de la Cuadra Fabres, approved by Resolution No. 97 passed on June 15, 1982 by the Superintendencia de Bancos e Instituciones Financieras (Chilean Superintendent of Banks and Financial Institutions); the public deed executed on December 16, 1985 before the Notary Public Rubén Galecio Gómez approved by Resolution No. 137 passed on December 23, 1985 by the Superintendencia de Bancos e Instituciones Financieras (Chilean Superintendent of Banks and Financial Institutions); the public deed executed on April 21, 1986 before the Notary Public Rubén Galecio Gómez approved by Resolution No. 65 passed on May 14, 1986 by the Superintendencia de Bancos e Instituciones Financieras (Chilean Superintendent of Banks and Financial Institutions); the public deed executed on October 23, 1986 before the Notary Public Eduardo Pinto Peralta approved by Resolution No. 191 passed on November 25, 1986 by the Superintendencia de Bancos e Instituciones Financieras (Chilean Superintendent of Banks and Financial Institutions); the public deed executed on June 3, 1987 before the Notary Public Eduardo Pinto Peralta approved by Resolution No. 104 passed on June 17, 1987 by the Superintendencia de Bancos e Instituciones Financieras (Chilean Superintendent of Banks and Financial Institutions); the public deed executed on December 12, 1989 before the Notary Public Eduardo Pinto Peralta, approved by Resolution No. 257 passed on December 13, 1989 by the Superintendencia de Bancos e Instituciones Financieras (Chilean Superintendent of Banks and Financial Institutions); the public deed executed on May 28, 1992 at the Notarial Office of Gonzalo de la Cuadra Fabres, approved by Resolution No. 153 passed on July 06, 1992 by the Superintendencia de Bancos e Instituciones Financieras (Chilean Superintendent of Banks and Financial Institutions); the public deed executed on August 09, 1996 at the Notarial Office of Kamel Saquel Zaror, approved by Resolution Nº 151 passed on October 15, 1996 by the Superintendencia de Bancos e Instituciones Financieras (Chilean Superintendent of Banks and Financial Institutions); the public deeds executed on February 19 and 27, both of them at the Notarial Office of Saquel Zaror, approved by Resolution No. 31 passed on March 05,

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1997 by the Superintendencia de Bancos e Instituciones Financieras (Chilean Superintendent of Banks and Financial Institutions); the public deed executed on March 25, 1997 at the Notarial Office of Kamel Saquel Zaror approved by Resolution No. 47 passed on April 15, 1997 by the Superintendencia de Bancos e Instituciones Financieras (Chilean Superintendent of Banks and Financial Institutions); the public deed executed on December 29, 1998 at the Notarial Office of Kamel Saquel Zaror approved by Resolution No. 9 passed on January 29, 1999 by the Superintendencia de Bancos e Instituciones Financieras (Chilean Superintendent of Banks and Financial Institutions); the public deed executed on September 28, 2000 at the Notarial Office of José Musalem Saffie approved by Resolution No. 141 passed on October 13, 2000 by the Superintendencia de Bancos e Instituciones Financieras (Chilean Superintendent of Banks and Financial Institutions); and the public deed executed on May 29, 2001 at the Notarial Office of José Musalem Saffie approved by Resolution No. 55 passed on June 07, 2001 by the Superintendencia de Bancos e Instituciones Financieras (Chilean Superintendent of Banks and Financial Institutions); the public deed executed on October 04, 2002 at the Notarial Office of José Musalem Saffie approved by Resolution No., 107 passed on October 15, 2002 by the by the Superintendencia de Bancos e Instituciones Financieras (Chilean Superintendent of Banks and Financial Institutions); the public deed executed on November 5, 2009 at the Notarial Office of Santiago of José Musalem Saffie approved by Resolution No. 276 passed on December 1, 2009 by the Superintendencia de Bancos e Instituciones Financieras (Chilean Superintendent of Banks and Financial Institutions); the public deed executed on February 1, 2011 at the Notarial Office of José Musalem Saffie, approved by Resolution No. 68 passed on February 9, 2011 by the by the Superintendencia de Bancos e Instituciones Financieras (Chilean Superintendent of Banks and Financial Institutions); and the public deed executed on April 11, 2012 at the Notarial Office of Santiago of José Musalem Saffie, approved by Resolution No. 95 passed on April 20, 2012 by the Superintendencia de Bancos e Instituciones Financieras (Chilean Superintendent of Banks and Financial Institutions); and the public deed executed on November 8, 2012 at the Notarial office of Santiago of Jose Musalem Saffie, approved by Resolution No. 269 passed on November 23, 2012 by the Superintendencia de Bancos e Instituciones Financieras (Chilean Superintendent of Banks and Financial Institutions).

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BYLAWS

OF

CORPBANCA

TITLE I

Corporate Name, Place of Business/ Registered Office,

Term of Duration and Corporate Purpose

ARTICLE ONE: The Sociedad Anónima (Stock Corporation) doing business under the name of “CORPBANCA” shall be governed by these Bylaws, by the Ley General de Bancos (Chilean General Banking Law), by the provisions applicable to public companies provided that they are consistent with and not contrary to the legal provisions thereof and any other laws and regulations at present in force or to be enacted in the future on such matter.

ARTICLE TWO: The registered office/principal place of business of the Bank shall be established in the city of Santiago, where the Headquarters or Parent Company or Main Office shall operate, without prejudice to being entitled to open, maintain and establish branches inside or outside the country, with the prior authorization of the competent authority.

ARTICLE THREE: The term of duration of the Bank shall be perpetual.

ARTICLE FOUR: The Bank shall be engaged in the performance of those acts, the execution of such agreements and contracts, transactions and business that the Ley General de Bancos (Chilean General Banking Law) and any other legal provisions and rules allow the Banks to perform or execute without prejudice to expanding or restricting its scope of activities in accordance with the legal provisions to be enacted in the future, without the amendment hereof being required.

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TITLE II

Capital Stock and Shares

ARTICLE FIVE: The capital stock of the Bank amounts to CLP $781,559,178,559 divided into 340,358,194,234 common shares, all of them without face value. The capital stock shall be annually amended as a matter of law in accordance with the provisions set forth in section 10 of Law No. 18,046 upon the approval at the General Meeting of Shareholders the distribution of the equity revaluation typical of each fiscal year.

ARTICLE SIX. When a shareholder fails to timely pay all or part of the value of the shares subscribed by it, the Bank shall: a) sell on the Stock Exchange on behalf and at the risk of the defaulting shareholder, the number of shares necessary to pay any outstanding balance and the sale expenses, and the stock certificate shall reflect the remaining shares; b) cancel the total or partial subscription and the stock certificate shall reflect the number of shares actually remaining, and the remaining shares shall be sold on a Stock Exchange; and c) demand the payment by the relevant ordinary or executive proceedings on all the debtor’s assets.

ARTICLE SEVEN: The Bank does not recognize or admit fractional shares. In the event that one or more shares belong to several co-owners, the co-owners shall be bound to appoint an attorney-in-fact, who shall represent all of them at the Bank.

ARTICLE EIGHT: The Company shall keep a Register Book of all shareholders with the number of shares held by each of them and only those individuals recorded therein may enjoy the shareholders’’ rights.

The Bank shall not make any comments on the transfer of shares and shall record all transfers without any further formalities provided they are compliant with the minimum requirements set forth by the Regulation.

ARTICLE NINE. In the case of usufruct, the shares shall be registered with the Register Book of Shareholders in the name of the bare owner and the usufructuary, and shall state the existence, terms and conditions and deadlines of the usufruct. Unless otherwise provided for by the Law or the agreement, the bare owner and the usufructuary shall act jointly at the Bank.

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TITLE III

Management

ARTICLE TEN: The management of the Bank shall be exercised by the Board of Directors without prejudice to any other powers granted by the legal, statutory and regulatory to the Shareholders’ Meetings.

ARTICLE ELEVEN: The Board of Directors shall consist of nine members elected by the shareholders, who may also choose two alternate directors. Directors shall hold their offices for an indefinite term and may be indefinitely reelected and renewed in its entirety at the end of each period.

At the first meeting after holding the respective General Shareholders’ Meeting, the Board of Directors shall choose a Chairman, a First Vice-Chairman and a Second Vice-Chairman from among its own members, who shall also hold act as President of the Bank and shall preside over the Shareholders’ Meetings. Appointments shall be made by the absolute majority of 100% of the members of the Board of Directors in a separate and secret ballot. If none of them obtains such a majority, the election shall be repeated among those who have obtained the three highest majorities, by computing the blank ballots in favor of the person who has obtained the highest number of votes. In case of a tie, all members shall vote once again and in the event of a new tie, such appointment shall be made by drawing lots. The Chairman, the First Vice-Chairman and the Second Vice-Chairman may be reelected indefinitely.

Upon the occurrence of one or more vacancies of the regular Directors, the Board of Directors shall at the first meeting held by it, appoint their substitute(s) who shall hold such offices until the next general shareholders’ meeting, at which the final appointment shall be made. The Director(s) so appointed by the Board of Directors shall hold their offices only for the remainder of the term of office of the Director(s) so replaced. While the Board of Directors does not appoint the relevant substitute(s), the alternate Director shall assume as regular Director. Should the position of alternate Director be also vacant, the same procedure described above for the appointment of the relevant substitute shall be followed.

ARTICLE TWELVE: Directors may or may not be remunerated for their services and the amount of their fees shall be annually fixed by the Annual General Shareholders’ Meeting.

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The Annual Report to be submitted to the consideration of the General Shareholders’ Meeting shall reflect the fees that the Directors shall have earned during the respective fiscal year, including those earned for the performance of any functions or jobs other than the exercise of their offices as directors or for representation and traveling expenses, royalties and, in general, any other expenditure. Such special fees shall be reflected separately and in detail in the Annual Report, assessing those that do not involve money.

ARTICLE THIRTEEN: The Board of Directors shall represent the Bank, both in and out-of-court and in order to achieve the corporate purposes, all of which shall not be necessary to prove before third parties. The Board of Directors shall be vested with all management, administration, and disposal powers that the law or these bylaws do not exclusively vest in the General Shareholders’ Meetings without being necessary to grant any special power of attorney to it, even for the performance of such acts or the execution of such agreements for which the laws require to do so. The foregoing does not preclude the Bank’s legal representation entrusted to the General Manager who is legally vested with the powers set out in both paragraphs of Section 7 of the Code of Civil Procedure and shall be entitled to speak at the meetings of the Board of Directors, and shall be liable along with the members of the Board of Directors for all agreements entered into to the detriment of the Bank and the shareholders, provided his dissenting opinion has not been recorded in the Minutes of the Meeting.

The Board of Directors may delegate part of its powers to the Managers, Assistant Managers or Lawyers of the Bank to one Director or committee of Directors and for particularly specified purposes, to any other individuals.

ARTICLE FOURTEEN: The meetings of the Board of Directors shall be held with the attendance of the absolute majority of the regular Directors and resolutions shall be adopted by the affirmative vote of the absolute majority of the Directors present thereat, except for those cases in which the Bylaws or the Law require a special quorum or majorities. In case of a tie, the chairman shall have a casting vote.

ARTICLE FIFTEEN: The Company may only perform acts or enter into agreements in which one or more Directors may be interested either personally or as representatives or proxies of third parties, when such transactions are known and previously approved by the Board of Directors and are consistent with fairness conditions similar to those that usually prevail on the market. The resolutions adopted by the Board of Directors shall be disclosed at the next Shareholders’

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Meeting by the chairman, and this fact is to be included in the relevant Agenda for such meeting.

Directors’ Committee shall examine the track records related to the transactions referred to in Sections 44 and 89 of the Ley de Sociedades Anónimas (Chilean Stock Corporation Law) No. 18,046 and issue a report regarding such transactions as described in Section 50 bis of such Law.

ARTICLE SIXTEEN: The Board of Directors shall hold meetings at least once a month. The Board of Directors shall hold regular or general and extraordinary or special meetings. General meetings of the board of directors shall be held on the dates and at the times specified by the Board of Directors. Extraordinary or special meetings shall be particularly called by the Chairman, at any time, at its own initiative, or at the request of one or more of the Directors only after the Chairman has determined the need to hold such meeting, unless it has been requested by the absolute majority of Directors, in which case, the meeting shall be held without any prior determination.

Extraordinary or special meetings may only deal with those matters specifically included in the relevant Agenda.

Notices of such meeting of the Board of Directors shall be given by registered letter sent to each director’s address previously registered with the Bank within five (5) days in advance to the date of the General or Extraordinary Meeting as the case may be. The 5-day term shall be counted from the date the letter is sent by the post-office.

ARTICLE SEVENTEEN: The member of the Board of Director, who, without any authorization from the latter or any good cause, fails to attend the meetings during a term of 3 months, shall cease to hold office ipso facto.

TITLE IV

Bank’s President and Vice-president

ARTICLE EIGHTEEN: The President of the Bank, in addition to the powers and duties conferred by the special laws, regulations and statutory regulations, shall have the following:

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a)	Preside over the meetings of the Board of Directors and the Annual General Shareholders’ Meetings;

b)	Recording as a public deed all resolutions of the Board of Directors appointing the General Manager and the Assistant Managers, and the resolutions of the Board of Directors and of the Meetings of Shareholders when applicable, without prejudice to the fact that the Meeting of Shareholders or the Meeting of the Board of Directors appoints another individual for such a purpose; and

c)	Providing a report at the next meeting of shareholders of the opposition recorded in the minutes of the Board of Directors by any Director who had intended not to be held liable for any resolution or act performed or adopted by the Board of Directors.

ARTICLE NINETEEN: In case of absence or inability of the President of the Bank, he shall be replaced in his duties by the First Vice-president and in his absence, by the Second Vice-president.

TITLE V

General Manager

ARTICLE TWENTY: The General Manager, in addition to his powers and duties as general agent and without prejudice to the powers that the Board of Directors may grant to third parties, shall be entitled to:

a)	propose measures to the Board of Directors that tend to a better development of the corporate business ;

b)	propose the necessary measures for the proper organization and operation of the Bank;

c)	Promote, encourage and supervise the Bank’s business, by giving the appropriate instructions to the Managers and Assistant Managers;

d)	Direct and administer the Bank, as well as solving and performing the corporate business, all in accordance with the policies and guidelines agreed by the Shareholders and the Board;;

e)	Organize the services and offices, the accounting and the books of the Bank, enforce the Regulations and supervise the preparation of the Balance Sheets

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and the Financial Statements;

f)	Enforce the resolutions of the Board of Directors and perform the duties as Secretary of the meetings of the Board of Directors and of the Shareholders, unless another individual is specifically designated to hold such positions;

g)	Submit to the Board of Directors, at the end of each fiscal year, the General Balance Sheet of the Bank;

h)	Record as a public deed any resolutions adopted at the Meetings of the Board of Directors and the Meetings of the Shareholders, when required, as well as to execute any public and private instruments corresponding to the acts or agreements entered into which such Bodies, all of which shall be accomplished without prejudice to the power of the Board of Directors or the Shareholders’ Meeting, as appropriate, to appoint any other individual. In order to evidence such agreement, it shall be sufficient to insert in the public deed a copy thereof, duly certified by the undersigned Notary Public that it is a faithful copy of the relevant agreement;

i)	Attend the meetings of the Board of Directors, in the deliberations of which he may participate, without being entitled to vote;

j)	The custody of the corporate books and records and the fact that they are kept according to law as required by the Law and any supplementary rules.

ARTICLE TWENTY-ONE: The Board of Directors may appoint one or more Managers or Assistant Managers, and their powers and duties shall be stated in powers of attorney granted to them to such effect.

ARTICLE TWENTY-TWO: The General Manager may be replaced by the Executive Officers of the Bank that the Board of Directors may determine and in the order of their election

TITLE VI

Shareholders’ Meetings

ARTICLE TWENTY-THREE: The Shareholders shall hold General or Extraordinary Meetings.

General shareholders’ meetings shall be held once a year, within the first quarter following the date of the Balance Sheet in order to decide on those matters corresponding to be dealt with by it, without it being necessary to specify them in

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the relevant notice of calling of such meeting.

Extraordinary Shareholders’ Meetings may be held at any time, whenever the company so requires, in order to decide on any matters to be dealt with by Shareholders’ Meetings according to the Law or the Bylaws, and provided always that such matters are specified in the relevant notice of calling of such meeting.

When an Extraordinary Shareholders’ meeting shall decide on matters to be dealt with by a General Shareholders’ Meetings, their proceedings and resolutions shall be subject, as appropriate, to the quorum required from the latter.

ARTICLE	TWENTY-FOUR: The following businesses shall only be dealt with by the General Shareholders’ Meetings:

1)	Analysis of the financial condition of the Bank and the reports of the External Auditors, the approval or rejection of the Annual Report, the Balance Sheet, the Financial Statements submitted by the Directors and Liquidators;

2)	the distribution of profits of each fiscal year and, in particular, the distribution of dividends;

3)	The election or revocation of regular and alternate members of the Board of Directors, of the Liquidators and Supervisors/Comptrollers of the management;

4)	In general, any other matter of corporate interest not to be typically dealt with by an Extraordinary Shareholders’ Meeting.

ARTICLE	TWENTY-FIVE: The following businesses shall only be dealt with by the extraordinary meeting of shareholders:

1)	Dissolution of the company;

2)	Transformation, merger and split-up of the company and any amendment to the corporate bylaws; 3) the issuance of bonds or debentures convertible into shares;

4)	The sale of the assets of the company under the terms set out in No. 9 of Section 67 of Law No. 18,046 or of the 50% or more of the liabilities;

5)	Granting any pledges or mortgages or other security interests or personal guarantees or becoming sureties to secure the fulfillment of obligations of third parties other than subsidiaries, in which case the approval of the Board of Directors shall be sufficient; and Not applicable agreement requiring shareholders to provide guarantees or sureties simple and supportive;

6)	And any other matters that, according to the law or the bylaws, is to be submitted to it or dealt with by the Shareholders’ Meetings;

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The matters referred to in paragraphs 1), 2), 3) and 4) may only be dealt with at the Meeting held before a Notary Public, who must certify that the minutes are a faithful expression of what has happened and resolved at such meeting.

ARTICLE TWENTY-SIX: Meetings shall be duly held on first call, unless the Law or the Bylaws establishes greater majorities, with the presence of the absolute majority of the shares issued with voting rights, and on second call, with the number of shareholders present either personally or by proxy, irrespective of the number of shares held by each of them, and the resolutions shall be adopted by the affirmative vote of the absolute majority of shares present either personally or by proxy with voting rights, except for the cases indicated in the following article.

The notices of meetings to be held on second call may only be published only after failure of the meeting convened to be held on first call, and the new meeting shall be held no later than 45 days following the date fixed for the first meeting.

Shareholders’ Meetings shall be presided over by the Chairman of the Board of Directors or his substitute, and the Secretary shall be the secretary, if any, or in his absence, the Manager.

ARTICLE TWENTY-SEVEN: The resolutions of the Extraordinary Shareholders’ Meeting on the matters listed below shall be adopted by the vote of two thirds of the outstanding shares with voting rights:

1)	The split-up of the Bank and its merger by and into another;

2)	The dissolution of the Bank;

3)	Any change of the principal place of business or registered office;

4)	The capital stock decrease;

5)	Any change of the powers granted to the Shareholders’ Meetings or of the limitations on the powers of the Board of Directors;

6)	Any decrease in the number of the members of the Board of Directors;

7)	The sale of 50% or more of the assets of the Bank, whether or not including the liabilities thereof, as well as the development or modification of any business plan that contemplates the sale of assets in an amount that exceeds such percentage. To these effects, it is presumed those transactions carried out by one or more of the acts concerning any corporate asset during any period of 12 consecutive months shall constitute a single disposal transaction.

8)	The distribution of corporate benefits;

9)	The granting of real or personal guarantees, surety bonds or security interests to secure third party obligations in excess of 50% of assets, except with respect to

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subsidiaries, in which case the approval of the board of directors shall be sufficient. A resolution adopted at the shareholders’ meetings shall not be required to grant any simple or joint and several guarantees, surety bonds or security interests;

10)	The acquisition of the shares issued by the Bank, subject to the conditions set out in Sections 27A, 27B, 27 C and 27 D of the Ley sobre Sociedades Anónimas (Chilean Stock Corporation Law) No. 18.046;

11)	Any others contemplated in the bylaws; and

12)	The remedy of any invalidity caused by any procedural irregularities found in the organization of the Bank or an amendment to the bylaws thereof that involves one or more of the preceding matters.

Any amendments to the bylaws involving the creation, modification or extinguishment of any privileges or preferences shall be approved by the affirmative vote of two thirds of the shares of the relevant series involved therein.

ARTICLE TWENTY- EIGHT: The Board of Directors may only be revoked in its entirety by a resolution adopted at the Annual General or Extraordinary Meeting of Shareholders, the individual or collective revocation of one or more of its members being forbidden.

ARTICLE TWENTY- NINE: All those shareholders registered in the relevant Register Book of Shareholders no later than 5 days in advance to the date of the meeting, are authorized to participate in them with voice and vote.

ARTICLE THIRTY: At Shareholders’ Meetings, each shareholder shall be entitled to one vote per share held either personally or by proxy, and may accumulate his votes in a single individual or distribute them as he sees appropriate, and the individuals so elected shall be those who obtain the higher number of votes in the same and sole election, until completing the total number of positions to be filled.

ARTICLE THIRTY-ONE: Whenever a voting is required at a shareholders’ meeting, unless otherwise unanimously agreed upon, the shareholders shall proceed as follows: All oral votes cast by the shareholders present shall be evidenced in a document in the order in which they appear in the attendance list. However, any attendee shall be entitled to vote by ballot signed by him, stating whether the shareholder is signing in his own name or as proxy.

However, in order that the votes may be cast expeditiously or quickly, the vote by voice or by ballot may be ordered either alternatively or indistinctly. Immediately thereafter the chairman of the meeting shall proceed to count the votes. The

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foregoing shall be implemented in compliance with the provisions set forth in Section 74 of the Reglamento de Sociedades Anónimas (Regulation of Stock Corporations).

The foregoing provision does not prevent that the shareholders present and entitled to vote unanimously agree to omit such voting and proceed to elect by acclaim.

TITLE VII

Balance Sheet and other Financial Statements and Registers

ARTICLE THIRTY-TWO: The Company shall prepare a General Balance Sheet as of December 31 of each year.

The Board of Directors shall submit to the consideration of the General Shareholders’ Meeting a duly reasoned Annual Report on the financial condition of the Company corresponding to such fiscal year, along with a the general balance sheet, profit and loss statement and the external auditors’ report. All such documents shall clearly reflect the financial position of the Company at year end and the relevant profits or losses incurred during such fiscal year.

The Annual Report shall include a faithful summary of the comments and proposals made by the shareholders holding or representing 10% or more of the issued shares entitled to vote, on the progress of the company business and at such shareholders’ request.

Moreover, all information sent by the Board of Directors to the shareholders in general, as a consequence of the calling of the Shareholders’ Meeting, requests of powers of attorney, setting the rationale for their decisions or other similar matters, shall contain the relevant comments and proposals made by the shareholders and mentioned in the previous section.

ARTICLE THIRTY-THREE: The Bank shall publish the Balance Sheet, Profit and Loss Statement and other information required by the determined by the Superintendencia de Bancos e Instituciones Financieras (Chilean Superintendent of Banks and Financial Institutions) in a national circulation newspaper in the place where the registered office is located under the terms and conditions set forth in Section 49 No. 12 of the Ley General de Bancos (Chilean General Banking Law).

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If the Balance Sheet and the Profit and Loss Statement were altered by the Board of Directors the amendments shall be published in the same newspaper in which such documents have been published in accordance with the provisions set forth in subsection one above, within 15 days following the date of the Shareholders’ Meeting.

TITLE VIII

Dissolution and Winding up

ARTICLE THIRTY-FOUR: The Superintendent of Banks may order the winding up of the Bank should he determine that the Bank is insolvent to continue operating as such, or that the safety of its depositors or other creditors demands such winding up, or if the composition with creditors were rejected, the Superintendent shall revoke the good standing certificate of the Bank and shall declare it to be compulsory wound up, with the prior agreement of the Banco Central de Chile.

The Superintendent shall appoint a liquidator based on reasoned decision except the Superintendent undertakes to act as such.

The insolvency or lack of safety of depositors or creditors shall be based on records appearing in the financial statements and other information available to the Superintendent.

If the Superintendent takes over the liquidation of the Bank may delegate some or all of its powers to one or more delegates.

The liquidator shall perform his duties as such during three years and shall have such powers, duties and responsibilities stipulated by the law to liquidators of sociedades anónimas (stock corporations).

The term of the liquidation may be renewed for successive periods not exceeding one year, by a reasoned decision of the Superintendent, and in those cases the liquidator shall first make a publication in a national circulation newspaper on the progress of the winding up.

ARTICLE THIRTY- FIVE: Once the compulsory winding up of the Bank has been declared, any deposits in checking accounts and other demand deposits it has

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received and any demand obligations it has undertaken during the ordinary course of business shall be paid out of the funds that are in cash or deposited with the Banco Central de Chile (Central Bank of Chile) or invested in documents representing the technical reserve, without being applicable to it the payment procedures or the limitations governing the compulsory winding up process.

The liquidator may transfer the current accounts and other demand deposits to another bank, which shall take over the operation of such accounts and the payment of deposits as legal successor thereof, up to the concurrence of the funds deposited to such effect.

ARTICLE THIRTY-SIX: Once the compulsory winding up of the bank has been resolved by the Superintendent of Banks, any execution proceedings that may be brought shall be stayed, and no attachments or precautionary measures involving obligations prior to such resolution shall not be ordered.

TITLE IX

Jurisdiction

ARTICLE THIRTY-SEVEN: Any differences, difficulties or conflicts that may arise between the shareholders in their capacities as such, or among them and the Bank or the Managers thereof, either during the effective term of the company or during the winding-up thereof, for any reason and as a consequence of the existence, validity, application, interpretation, performance, scope or nullity of the shareholders’ agreement shall be settled by a mixed arbitrator, who shall render his award according to law and shall enjoy the powers of an arbitrator as regards the procedure. The arbitrator shall be appointed by the mutual agreement of the parties and, in default thereof, by the Ordinary Courts of Justice of Santiago and, in this last case, he shall be an arbitrator of law and the individual to be appointed shall have previously served as a Justice of the Supreme Court or the Court of Appeals of Santiago for a period not less than one year. The lack of agreement shall be presumed by the petition filed by any of the parties with the Courts of Justice, requesting the appointment of the arbitrator.

SINGLE PROVISIONAL ARTICLE

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The current capital stock of Bank amounts to CLP$ 781,559,178,559 divided into 340,358,194 common shares, without face value, set forth in Article Five of these Bylaws, which has been subscribed and paid-up and shall be subscribed and paid-up as follows: a) the sum of CLP$638,234,417,559 divided into 293,358,194,234 common shares, without face value, fully subscribed and paid-up; b) the sum of CLP$143,324,761,000 divided into 47,000,000,000 common shares, without face value as agreed upon at the Extraordinary Meeting of Shareholders held on November 6, 2012, which shall be paid-up at the price to be determined the Board of Directors of the Bank, freely and without being subject to any minimum requirement. All cash shares shall be issued, subscribed and paid-up within a maximum period of 3 years as from November 6, 2012.

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The undersigned General Manager does hereby certify that the preceding Bylaws of Corpbanca are in full force and effect on the date hereof.

In the City of Santiago, on September 30, 2014

[Illegible signature]

Fernando Massú Taré

General Manager

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